EXHIBIT 99.1

Piedmont Office Realty Trust Reports Third Quarter 2022 Results
ATLANTA, November 2, 2022--Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of Class A office properties located primarily in the Sunbelt, today announced its results for the quarter ended September 30, 2022.

Highlights for the Three and Nine Months Ended September 30, 2022:

Financial Results:

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net income applicable to Piedmont	$3,331	$11,306	$71,261	$30,597
Net income per share applicable to common stockholders - diluted	$0.03	$0.09	$0.58	$0.25
Gain on sale of real estate assets	—	—	$50,674	—
Core Funds From Operations ("Core FFO") applicable to common stock	$61,352	$62,004	$185,835	$182,413
Core FFO per diluted share	$0.50	$0.50	$1.50	$1.47
Increase/ (Decrease) in Same Store Net Operating Income ("Same Store NOI") - Cash Basis	(0.3)%		2.2%
Increase in Same Store NOI - Accrual Basis	0.3%		1.8%
Adjusted Funds From Operations applicable to common stock	$43,482	$41,213	$130,958	$120,735
•Net income applicable to Piedmont for the three months ended September 30, 2022 decreased as compared with the three months ended September 30, 2021 as a result of a $7.3 million increase in depreciation and amortization expense primarily resulting from acquisition activity during the current period as well as a $4.8 million increase in interest expense. The increase in interest expense was driven by additional debt associated with recent acquisition activity as well as rising interest rates. Other income for the quarter also decreased approximately $2.0 million due to the payoff of notes receivable due from the purchaser of the Company's New Jersey Portfolio in March of 2022. The above decreases in net income were partially offset by additional operating income as a result of successful leasing, rental rate roll ups and asset recycling activity over the last twelve months.
•Irrespective of the $4.8 million increase in interest expense during the quarter ended September 30, 2022 as compared to the quarter ended September 30, 2021 mentioned above, the Company was able to achieve $0.50 of Core FFO per diluted share, consistent with the third quarter of 2021, primarily due to successful leasing, rental rate roll ups and asset recycling.
•As expected, Same Store NOI - Cash Basis decreased marginally during the third quarter due to recent leasing activity resulting in a 60% increase in leased square footage under abatement as of

September 30, 2022 compared to September 30, 2021. Same Store NOI on a cash and accrual basis is anticipated to increase approximately 2-3% for the year.

Leasing:

	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2022
# of transactions	54	157
Total leasing sf	444,000	1,720,000
New tenant leasing sf	124,000	595,000
Cash rent roll up	33.1%	10.5%
Accrual rent roll up	37.6%	18.5%
Leased Percentage as of period end	86.8%
•The largest new tenant lease completed during the quarter was an approximately 35,000 square feet headquarter relocation for a financial services firm through 2028 at Crescent Ridge II in Minneapolis, MN.
•The largest renewal completed during the quarter was Ryan LLC's approximately 178,000 square feet at Three Galleria Tower in Dallas, TX for two to five years. This renewal heavily influenced the large cash and accrual rent roll ups for the quarter; however, excluding this lease, cash and accrual rent roll ups for the quarter were 9.9% and 12.6%, respectively.
•The Company's scheduled lease expirations for the remainder of 2022 and 2023 are low, representing less than 10% of its annualized lease revenue.
•As of September 30, 2022, the Company had approximately 1.2 million square feet of executed leases for vacant space yet to commence or under rental abatement, representing approximately $38 million of future additional annual cash revenue.

Capital Markets:
•As previously announced, Piedmont acquired 1180 Peachtree Street, an iconic, 41-story, Class AA office building located at the epicenter of Midtown Atlanta, GA, for a net purchase price of approximately $465 million, which included the assumption of an existing $197 million, 4.1% fixed rate mortgage secured by the property that matures in 2028. The LEED Platinum, 95% leased building has over seven years of weighted-average lease term at roughly 20% below-market rents and provides tenants with a best-in-class amenity set along with unmatched views of the city of Atlanta across its full-glass façade. With this acquisition in Midtown Atlanta, Piedmont now owns 1.3 million square feet in this dynamic submarket and is the largest office owner along Peachtree Street in Midtown. The initial accrual-basis NOI yield for the transaction was in the mid-6% range. The cash portion of the net purchase price was initially funded primarily from the proceeds of a new $200 million bridge loan further described below; however, the Company anticipates using the net sales proceeds from the disposition of non-strategic assets over the next 12 months to fund the acquisition.

Balance Sheet:

	September 30, 2022	December 31, 2021
Total Real Estate Assets (in millions)	$3,573	$3,245
Total Assets (in millions)	$4,185	$3,931
Total Debt (in millions)	$2,145	$1,878
Weighted Average Cost of Debt	3.69%	2.93%
Debt-to-Gross Assets Ratio	39.8%	37.1%
Average Net Debt-to-Core EBITDA (ttm)	5.9 x	5.7 x
•In addition to assuming the $197 million mortgage in conjunction with the purchase of 1180 Peachtree Street mentioned above, Piedmont also entered into a $200 million, unsecured, floating rate term loan facility initially bearing interest at Adjusted Term SOFR Rate (as defined in the term loan agreement) + 100 bps to fund a majority of the cash portion of the acquisition. Piedmont intends to use the proceeds from subsequent dispositions of assets to pay down outstanding debt and make the acquisition leverage neutral from a balance sheet perspective.

ESG and Operations:
•Piedmont published its Annual ESG report, available on its website at www.piedmontreit.com/ESG

Brent Smith, Piedmont's President and Chief Executive Officer, said, "We are pleased with our third quarter operating and financial results including over 440,000 square feet of leasing at meaningfully higher rental rates, continuing to demonstrate tenant preferences for place making, amenity-rich, mixed-use environments. Strategically, we further enhanced our Sunbelt market exposure with the acquisition of 1180 Peachtree Street, a skyline defining asset in the heart of Midtown Atlanta, which will enable us to recycle capital from our two Cambridge, Massachusetts assets in a tax-efficient manner. Notwithstanding our accomplishments in the third quarter, the broader operating environment continues to pose numerous challenges to the commercial real estate sector including the impact of remote work, rising inflation and interest rates as well as the potential for an economic recession. Regardless of these headwinds, our current leasing pipeline remains stable, with over 150,000 square feet of leases already executed thus far in the fourth quarter and another 300,000 square feet in documentation, positioning the Company to close 2022 having completed over two million square feet of leasing and the portfolio approximately 87% leased. While both the public and private markets continue to struggle with the trajectory of the office sector, we believe Piedmont’s focus on high-quality assets in amenity-rich office environments in conjunction with a well-capitalized, low leveraged balance sheet positions us to successfully navigate these challenging waters."

Fourth Quarter 2022 Dividend

As previously announced, on October 25, 2022, the board of directors of Piedmont declared a dividend for the fourth quarter of 2022 in the amount of $0.21 per share on its common stock to stockholders of record as of the close of business on November 25, 2022, payable on January 3, 2023.

Guidance for 2022

After considering year-to-date results and updated annual forecasts, including much higher interest expense resulting from rapidly rising interest rates, the Company is narrowing its guidance for the year ending December 31, 2022 as follows:

	Revised		Previous
(in millions, except per share data)	Low	High	Low	High
Net income	$73	$74	$80	$83
Add:
Depreciation	133	134	133	136
Amortization	91	92	84	86
Deduct:
Gain on sale of real estate assets	(51)	(51)	(51)	(51)
Core FFO applicable to common stock	$246	$249	$246	$254
Core FFO per diluted share	$1.99	$2.01	$1.99	$2.05

Year-end leased percentage is anticipated to be around 87% and Same Store NOI on a cash and accrual basis is anticipated to increase approximately 2-3% for the year.
This guidance is based on information available to management as of the date of this release and reflects management's view of current market conditions. It incorporates certain economic and operational assumptions and projections, including the impacts of completed transactional activity through September of 2022 and the disposition of the Cambridge assets mentioned above around the end of 2022, but no other speculative transactional activity. Actual results could differ materially from these estimates based on a variety of factors, particularly the timing of any future dispositions, as well as those factors discussed under "Forward Looking Statements" below.
Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to the timing of lease commencements and expirations, abatement periods, repairs and maintenance expenses, capital expenditures, capital markets activities, seasonal general and administrative expenses, accrued potential performance-based compensation expense, and one-time revenue or expense events.

Non-GAAP Financial Measures

To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this release and the accompanying quarterly supplemental information as of and for the period ended September 30, 2022 contain certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, AFFO, Same Store NOI (cash and accrual basis), Property NOI (cash and accrual basis), EBITDAre, and Core EBITDA. Definitions and reconciliations of each of these non-GAAP measures to their most comparable GAAP metrics are included below and in the accompanying quarterly supplemental information.
Each of the non-GAAP measures included in this release and the accompanying quarterly supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release and the accompanying quarterly supplemental information may not be comparable to similarly titled measures disclosed by other companies, including other REITs. The Company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Thursday, November 3, 2022 at 9:00 A.M. Eastern daylight time. The live, listen-only, audio web cast of the call may be accessed on the Company's website at http://investor.piedmontreit.com/news-and-events/events-calendar. Dial-in numbers for analysts who plan to actively participate in the call are (877) 545-0320 for participants in the United States and Canada and (973) 528-0002 for international participants. Participant Access Code is 136718. A replay of the conference call will be available through 9:00 A.M. Eastern standard time on November 17, 2022, and may be accessed by dialing (877) 481-4010 for participants in the United States and Canada and (919) 882-2331 for international participants, followed by conference identification code 46892. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review third quarter 2022 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly supplemental information as of and for the period ended September 30, 2022 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, redeveloper, and operator of high-quality, Class A office properties located primarily in the Sunbelt. Its approximately $5 billion portfolio is currently comprised of approximately 17 million square feet. The Company is a fully integrated, self-managed real estate investment trust (REIT) with local management offices in each of its markets and is investment-grade rated by S&P Global Ratings (BBB) and Moody’s (Baa2). Piedmont is a 2022 ENERGY STAR Partner of the Year. For more information, see www.piedmontreit.com.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by the Company's use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue" or similar words or phrases that indicate predictions of future events or trends or that do not relate solely to historical matters. Examples of such statements in this press release include: whether the disposition of the Company's Cambridge assets will occur around the end of 2022, if at all; whether Piedmont will end the year with 2 million square feet of leasing completed, the portfolio around 87% leased and Same Store NOI - cash and accrual basis increasing 2-3%; and the Company's estimated range of Net Income, Depreciation, Amortization, Core FFO and Core FFO per diluted share for the year ending December 31, 2022. These statements are based on beliefs and assumptions of Piedmont’s management, which in turn are based on information available at the time the statements are made.

The following are some of the factors that could cause the Company's actual results and its expectations to differ materially from those described in the Company's forward-looking statements: economic, regulatory, socio-economic (including work from home), technological (e.g. Metaverse, Zoom, etc), and other changes (including accounting standards) that impact the real estate market generally, the office sector or the patterns of use of commercial office space in general, or the markets where we primarily operate or have high concentrations of annualized lease revenue; the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; lease terminations, lease defaults, lease contractions, or changes in the financial condition of our tenants, particularly by one of our large lead tenants; impairment charges on our long-lived assets or goodwill resulting therefrom; the success of our real estate strategies and investment objectives, including our ability to implement successful redevelopment and development strategies or identify and consummate suitable acquisitions and divestitures; the illiquidity of real estate investments, including economic changes, such as rising interest rates, which could impact the number of buyers/sellers of our target properties, and regulatory restrictions to which real estate investment trusts ("REITs") are subject and the resulting impediment on our ability to quickly respond to adverse changes in the performance of our properties; the risks and uncertainties associated with our acquisition and disposition of properties, many of which risks and uncertainties may not be known at the time of acquisition or disposition; development and construction delays, including the potential of supply chain disruptions, and resultant increased costs and risks; future acts of terrorism, civil unrest, or armed hostilities in any of the major metropolitan areas in which we own properties, or future cybersecurity attacks against any of our properties or our tenants; risks related to the occurrence of cyber incidents, or a deficiency in our cybersecurity, which could negatively impact our business by causing a disruption to our operations, a compromise or corruption of our confidential information, and/or damage to our business relationships; costs of complying with governmental laws and regulations, including environmental standards imposed on office building owners; uninsured losses or losses in excess of our insurance coverage, and our inability to obtain adequate insurance coverage at a reasonable cost; additional risks and costs associated with directly managing properties occupied by government tenants, such as potential changes in the political environment, a reduction in federal or state funding of our governmental tenants, or an increased risk of default by government tenants during periods in which state or federal governments are shut down or on furlough; significant price and volume fluctuations in the public markets, including on the exchange which we listed our common stock; changes in the method pursuant to which the London Interbank Offered Rate ("LIBOR") and the Secured Overnight Financing Rate (“SOFR”) rates are determined and the planned phasing out of United States dollar ("USD") LIBOR after June 2023; changing capital reserve requirements on our lenders and rapidly rising interest rates in the public bond markets could impact our ability to finance properties or refinance existing debt or significantly increase operating/financing costs; the effect of future offerings of debt or equity securities on the value of our common stock; additional risks and costs associated with inflation and continuing increases in the rate of inflation, including the possibility of a recession that could negatively impact our operations and the operations of our tenants and their ability to pay rent; uncertainties associated with environmental and regulatory matters; changes in the financial condition of our tenants directly or indirectly resulting from geopolitical developments that could negatively affect important supply chains and international trade, the termination or threatened termination of existing international trade agreements, or the implementation of tariffs or retaliatory tariffs on imported or exported goods; the effect of any litigation to which we are, or may become, subject; additional risks and costs associated with owning properties occupied by tenants in particular industries, such as oil and gas, hospitality, travel, co-working, etc., including risks of default during start-up and during economic downturns; changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), or other tax law changes which may adversely affect our stockholders; the future effectiveness of our internal controls and procedures; actual or threatened public health epidemics or outbreaks, such as experienced during the COVID-19 pandemic, as well as governmental and private measures taken to combat such health crises, could have a material adverse effect on our business operations and financial results; the adequacy of our general reserve related to tenant lease-related assets or the establishment of any other reserve in the future; and other factors, including the risk factors discussed under Item 1A. of Piedmont’s Annual Report on Form 10-K for the year ended December 31, 2021 and other documents we file with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets (Unaudited)
(in thousands)
	September 30, 2022	December 31, 2021
Assets:
Real estate assets, at cost:
Land	$578,722	$529,941
Buildings and improvements	3,751,722	3,374,903
Buildings and improvements, accumulated depreciation	(926,357)	(861,206)
Intangible lease assets	212,248	178,157
Intangible lease assets, accumulated amortization	(88,721)	(83,777)
Construction in progress	44,977	43,406
Real estate assets held for sale, gross	—	80,586
Real estate assets held for sale, accumulated depreciation and amortization	—	(16,699)
Total real estate assets	3,572,591	3,245,311
Cash and cash equivalents	10,653	7,419
Tenant receivables	7,796	2,995
Straight line rent receivables	173,122	162,632
Notes receivable	—	118,500
Restricted cash and escrows	2,191	1,441
Prepaid expenses and other assets	23,925	20,485
Goodwill	98,918	98,918
Interest rate swaps	3,760	—
Deferred lease costs, gross	510,936	469,671
Deferred lease costs, accumulated depreciation	(218,399)	(205,100)
Other assets held for sale, gross	—	9,389
Other assets held for sale, accumulated depreciation	—	(996)
Total assets	$4,185,493	$3,930,665
Liabilities:
Unsecured debt, net of discount and unamortized debt issuance costs of $13,592 and $12,210, respectively	$1,948,408	$1,877,790
Secured Debt	197,000	—
Accounts payable, accrued expenses, and accrued capital expenditures	111,262	114,453
Dividends payable	—	26,048
Deferred income	70,798	80,686
Intangible lease liabilities, less accumulated amortization	60,694	39,341
Interest rate swaps	—	4,924
Total liabilities	2,388,162	2,143,242
Stockholders' equity:
Common stock	1,234	1,231
Additional paid in capital	3,709,234	3,701,798
Cumulative distributions in excess of earnings	(1,905,544)	(1,899,081)
Other comprehensive income	(9,194)	(18,154)
Piedmont stockholders' equity	1,795,730	1,785,794
Noncontrolling interest	1,601	1,629
Total stockholders' equity	1,797,331	1,787,423
Total liabilities and stockholders' equity	$4,185,493	$3,930,665

Number of shares of common stock outstanding as of end of period	123,395	123,077
Net debt (Unsecured and Secured Debt less Cash and cash equivalents)	2,134,755	1,870,371
Total Principal Amount of Debt Outstanding (Unsecured and Secured Debt plus discount and unamortized debt issuance costs)	2,159,000	1,890,000

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	9/30/2022	9/30/2021	9/30/2022	9/30/2021
Revenues:
Rental and tenant reimbursement revenue	$139,572	$127,427	$403,635	$380,306
Property management fee revenue	303	626	1,280	1,920
Other property related income	4,225	3,018	11,643	8,320
Total revenues	144,100	131,071	416,558	390,546
Expenses:
Property operating costs	59,039	51,767	166,295	154,849
Depreciation	34,941	30,562	98,828	88,663
Amortization	23,290	20,373	67,022	63,978
General and administrative	6,590	6,955	21,212	22,417
Total operating expenses	123,860	109,657	353,357	329,907
Other income (expense):
Interest expense	(17,244)	(12,450)	(44,917)	(37,375)
Other income	335	2,337	2,302	7,324
Gain on sale of real estate assets	—	—	50,674	—
Total other income (expense)	(16,909)	(10,113)	8,059	(30,051)
Net income	3,331	11,301	71,260	30,588
Net loss applicable to noncontrolling interest	—	5	1	9
Net income applicable to Piedmont	$3,331	$11,306	$71,261	$30,597
Weighted average common shares outstanding - diluted	123,697	124,627	123,631	124,472
Net income per share applicable to common stockholders - diluted	$0.03	$0.09	$0.58	$0.25

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	9/30/2022	9/30/2021	9/30/2022	9/30/2021
GAAP net income applicable to common stock	$3,331	$11,306	$71,261	$30,597
Depreciation of real estate assets(1)	34,743	30,336	98,262	87,873
Amortization of lease-related costs	23,278	20,362	66,986	63,943
Gain on sale of real estate assets	—	—	(50,674)	—
NAREIT Funds From Operations and Core Funds from Operations applicable to common stock*	61,352	62,004	185,835	182,413
Amortization of debt issuance costs, fair market adjustments on notes payable, and discounts on debt	922	849	2,463	2,076
Depreciation of non real estate assets	189	216	537	762
Straight-line effects of lease revenue	(3,268)	(2,122)	(8,874)	(8,627)
Stock-based compensation adjustments	1,950	1,637	3,116	5,152
Net effect of amortization of above/below-market in-place lease intangibles	(3,542)	(2,731)	(9,713)	(8,192)
Non-incremental capital expenditures(2)	(14,121)	(18,640)	(42,406)	(52,849)
Adjusted Funds From Operations applicable to common stock*	$43,482	$41,213	$130,958	$120,735
Weighted average common shares outstanding - diluted	123,697	124,627	123,631	124,472
Funds From Operations and Core Funds From Operations per share (diluted)	$0.50	$0.50	$1.50	$1.47

(1)Excludes depreciation of non real estate assets.

(2)Capital expenditures of a recurring nature related to tenant improvements, leasing commissions and building capital that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that either enhance the rental rates of a building or change the property’s underlying classification, such as from a Class B to a Class A property, are excluded from this measure.

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Three Months Ended		Three Months Ended
	9/30/2022	9/30/2021	9/30/2022	9/30/2021

Net income applicable to Piedmont (GAAP)	$3,331	$11,306	$3,331	$11,306
Net loss applicable to noncontrolling interest	—	(5)	—	(5)
Interest expense	17,244	12,450	17,244	12,450
Depreciation	34,931	30,552	34,931	30,552
Amortization	23,278	20,362	23,278	20,362
Depreciation and amortization attributable to noncontrolling interests	21	21	21	21
EBITDAre* and Core EBITDA*	78,805	74,686	78,805	74,686
General & administrative expenses	6,590	6,955	6,590	6,955
Management fee revenue	(177)	(309)	(177)	(309)
Other income	(119)	(2,121)	(119)	(2,121)
Non-cash general reserve\(reversal) for uncollectible accounts	(1,000)	—
Straight line effects of lease revenue	(3,268)	(2,122)
Straight line effects of lease revenue attributable to noncontrolling interests	(4)	1
Amortization of lease-related intangibles	(3,542)	(2,731)
Property NOI*	77,285	74,359	85,099	79,211
Net operating (income)/loss from:
Acquisitions	(5,423)	—	(7,895)	—
Dispositions	1	(2,308)	1	(2,427)
Other investments(1)	211	267	150	324
Same Store NOI*	$72,074	$72,318	$77,355	$77,108
Change period over period in Same Store NOI	(0.3)%	N/A	0.3%	N/A

(1)Other investments consist of our investments in active, out-of-service redevelopment and development projects, land, and recently completed redevelopment and development projects. The operating results of 222 South Orange Avenue in Orlando, FL, are included in this line item.

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Nine Months Ended		Nine Months Ended
	9/30/2022	9/30/2021	9/30/2022	9/30/2021

Net income applicable to Piedmont (GAAP)	$71,261	$30,597	$71,261	$30,597
Net loss applicable to noncontrolling interest	(1)	(9)	(1)	(9)
Interest expense	44,917	37,375	44,917	37,375
Depreciation	98,799	88,635	98,799	88,635
Amortization	66,986	63,943	66,986	63,943
Depreciation and amortization attributable to noncontrolling interests	65	63	65	63
Gain on sale of real estate assets	(50,674)	—	(50,674)	—
EBITDAre* and Core EBITDA*	231,353	220,604	231,353	220,604
General & administrative expenses	21,212	22,417	21,212	22,417
Management fee revenue	(743)	(946)	(743)	(946)
Other income	(1,655)	(6,423)	(1,655)	(6,423)
Non-cash general reserve/(reversal) for uncollectible accounts	(2,000)	412
Straight line effects of lease revenue	(8,874)	(8,627)
Straight line effects of lease revenue attributable to noncontrolling interests	(6)	2
Amortization of lease-related intangibles	(9,713)	(8,192)
Property NOI*	229,574	219,247	250,167	235,652
Net operating income from:
Acquisitions	(10,791)	—	(15,692)	—
Dispositions	(567)	(5,724)	(638)	(6,317)
Other investments(1)	539	624	528	793
Same Store NOI*	$218,755	$214,147	$234,365	$230,128
Change period over period in Same Store NOI	2.2%	N/A	1.8%	N/A

(1)Other investments consist of our investments in active redevelopment and development projects, land, and recently completed redevelopment and development projects for which some portion of operating expenses were capitalized during the current or prior reporting periods. The operating results from 222 South Orange Avenue in Orlando, FL, are included in this line item.

*Definitions:

Funds From Operations ("FFO"): The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investment in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, along with appropriate adjustments to those reconciling items for joint ventures, if any. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that FFO is helpful to investors as a supplemental performance measure because it excludes the effects of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. The Company also believes that FFO can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): The Company calculates Core FFO by starting with FFO, as defined by NAREIT, and adjusting for gains or losses on the extinguishment of swaps and/or debt and any significant non-recurring items. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain infrequent or non-recurring items which can create significant earnings volatility, but which do not directly relate to the Company’s core business operations. As a result, the Company believes that Core FFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential. Other REITs may not define Core FFO in the same manner as the Company; therefore, the Company’s computation of Core FFO may not be comparable to that of other REITs.

Adjusted Funds From Operations ("AFFO"): The Company calculates AFFO by starting with Core FFO and adjusting for non-incremental capital expenditures and then adding back non-cash items including: non-real estate depreciation, straight-lined rents and fair value lease adjustments, non-cash components of interest expense and compensation expense, and by making similar adjustments for joint ventures, if any. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments. Other REITs may not define AFFO in the same manner as the Company; therefore, the Company’s computation of AFFO may not be comparable to that of other REITs.

EBITDAre: The Company calculates EBITDAre in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines EBITDAre as net income (computed in accordance with GAAP) adjusted for gains or losses from sales of property, impairment losses, depreciation on real estate assets, amortization on real estate assets, interest expense and taxes, along with the same adjustments for joint ventures. Some of the adjustments mentioned can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. EBITDAre is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that EBITDAre is helpful to investors as a supplemental performance measure because it provides a metric for understanding the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization) and capitalization and capital structure expenses (such as interest expense and taxes). The Company also believes that EBITDAre can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define EBITDAre in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of EBITDAre may not be comparable to that of such other REITs.

Core EBITDA: The Company calculates Core EBITDA as net income (computed in accordance with GAAP) before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property and other significant infrequent items that create volatility within our earnings and make it difficult to determine the earnings generated by our core ongoing business. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core EBITDA is helpful to investors as a supplemental performance measure because it provides a metric for understanding the performance of the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization), as well as items that are not part of normal day-to-day operations of the Company’s business. Other REITs may not define Core EBITDA in the same manner as the Company; therefore, the Company’s computation of Core EBITDA may not be comparable to that of other REITs.

Property Net Operating Income ("Property NOI"): The Company calculates Property NOI by starting with Core EBITDA and adjusting for general and administrative expense, income associated with property management performed by Piedmont for other organizations and other income or expense items for the Company, such as interest income from loan investments or costs from the pursuit of non-consummated transactions. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of non-cash general reserve for uncollectible accounts, straight lined rents and fair value lease revenue are also eliminated. Property NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Property NOI is helpful to investors as a supplemental comparative performance measure of income generated by its properties alone without the administrative overhead of the Company. Other REITs may not define Property NOI in the same manner as the Company; therefore, the Company’s computation of Property NOI may not be comparable to that of other REITs.

Same Store Net Operating Income ("Same Store NOI"): The Company calculates Same Store NOI as Property NOI attributable to the properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store NOI also excludes amounts attributable to land assets. The Company may present this measure on an accrual basis or a cash basis. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other REITs may not define Same Store NOI in the same manner as the Company; therefore, the Company’s computation of Same Store NOI may not be comparable to that of other REITs.